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                                  EXHIBIT 3.3

                               FIRST AMENDMENT TO
                      FIRST AMENDED AND RESTATED BYLAWS OF
                         COMMERCE NATIONAL CORPORATION

                                  May 26, 1998

     Pursuant to Section 607.1020, Florida Statutes, the First Amended and Restated Bylaws of COMMERCE NATIONAL CORPORATION (the "Corporation"), as adopted by the Board of Directors of the Corporation effective January 14, 1988, are hereby amended as follows:

     FIRST, Section 2 of Article II shall be amended by deleting said section as the same now exists, and by substituting in lieu thereof the following:

          Section 2.  Qualification.  Directors need not be residents of the
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     State of Florida or shareholders of the Corporation.  Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors at a meeting may nominate a director only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than: (a) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of the date in the current year corresponding to the date of the previous year's annual meeting at which directors were elected; and (b) with respect to an election to be held at a special meeting of shareholders for the election of the directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and
     (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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     SECOND, Section 6 of Article II shall be amended by deleting said section as the same now exists, and by substituting in lieu thereof the following:

          Section 6.  Number. Directors shall be elected for one term and shall
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     continue in office until their successors are elected and qualified.  The number of members of the Board of Directors constituting the entire Board shall be determined by a two-thirds majority vote of the "Disinterested Directors" (as defined in the Articles of Incorporation, as amended), or, if there is no "Interested Shareholder" (as defined in the Articles of Incorporation, as amended), a majority vote of the whole Board of Directors of the Corporation, and such exact number shall be fifteen (15) until otherwise so determined; provided, however, that in no event shall a change be made to the number of directors elected of greater than two positions in any one year.

     THIRD, Section 11 of Article II shall be amended by deleting said section as the same now exists, and by substituting in lieu thereof the following:

          Section 11.  Removal of Directors.  At a meeting of shareholders
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     called expressly for that purpose, any director or the entire Board of
     Directors may be removed, with or without cause, but only by the affirmative vote of the holders of 75 percent of the outstanding voting stock qualified to vote at a meeting for the election of directors.

     FOURTH, Article VIII shall be amended by deleting said article as the same now exists, and by substituting in lieu thereof the following:

          These Bylaws may be altered, amended or repealed and new Bylaws may be adopted, by the Board of Directors; provided, however, that the provisions set forth in Article II, Sections 2, 6, 9 and 11 shall not be altered, amended or repealed unless approved by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting stock qualified to vote at a meeting for the election of directors.

     FIFTH, this Amendment shall be effective as of the date first above written.

     IN WITNESS WHEREOF, the Secretary of the Corporation hereby certifies that the foregoing Amendment was duly adopted by the Board of Directors of the Corporation on February 17, 1998, and duly adopted by the shareholders of the Corporation on May 26, 1998.


                                /s/ Alan M. Scarboro
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                                Alan M. Scarboro, Secretary of
                                Commerce National Corporation

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